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                                CODE OF ETHICS



                         TIFF INVESTMENT PROGRAM, INC.
                          FOUNDATION ADVISERS, INC.



                                                           July 1997

Introduction

     This Code of Ethics (the "Code") sets forth the policies and procedures applicable to Directors, officers, and employees (a "Covered Person) of TIFF Investment Program, Inc. ("TIP") and Foundation Advisers, Inc. ("FAI") regarding business ethics, confidentiality and trading in securities. These policies and procedures are mandatory and are designed to protect the business interests of TIP and FAI. This Code of Ethics is supplemental to the policies and procedures in the FAI Supervisory Procedure Manual, previously approved by its governing body as a broker-dealer, the National Association of Securities Dealers. This Code of Ethics is adopted pursuant to Section 15(f) of the Securities Exchange Act of 1934, Section 204A of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940, and recommendations contained in the Investment Company Institute's "Report of the Advisory Group on Personal Investing" dated May 9, 1994.

     Each Covered Person is required to read and understand the policies and procedures contained in this Code of Ethics. If you have any questions, please do not hesitate to contact a senior officer of TIP or FAI. Failure to comply with these policies and procedures may subject an employee to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and dismissal from employment for cause. In the event of dismissal for cause, an employee may lose certain benefits from TIP or FAI and/or under applicable unemployment insurance laws. TIP or FAI, as the case may be, shall investigate any matter for which the facts suggest that the Code of Ethics has been violated.

     All questions concerning the interpretation or application of the policies and procedures set forth in this Code of Ethics should be addressed to the Director of Compliance, David A. Salem, or his designated compliance officer, currently Esther Cash. All Covered Persons are encouraged to seek advice from counsel with respect to any action or transaction which may violate this Code of Ethics and to refrain from any action or transaction which might lead to the appearance of a violation.


I.    CONFIDENTIALITY

     Confidential information is known by virtually every Covered Person. No confidential information should be used by any Covered Person for any direct or indirect personal benefit during the term of such person's relationship with TIP or FAI and after such relationship has ended. This restriction applies regardless of the source of such information and includes trading securities on the basis of such confidential information or advising others to trade on such basis.

     When Is Information "Confidential"?  In general, any information received
     -----------------------------------
from any source (whether in the course of employment or otherwise) that a Covered Person does not know to have been publicly disseminated should be assumed by such Covered Person to be non-public, confidential information. A Covered Person should not regard information as having been "publicly disseminated" unless he or she can point to some fact or event demonstrating that the information is generally available: for example, disclosure of the information in a press release, in daily newspaper or in public disclosure documents such as prospectuses.

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     Confidential information may be related to TIP or FAI, its employees, vendors, or other business or governmental entities. Examples of confidential information include information concerning; the i) securities transactions any TIP Fund before they are executed, or ii) policies of managers of TIP derived from confidential communications

     Procedures Regarding Confidential Information.  Confidential information
     ----------------------------------------------
should never be disclosed to any outsider (including any relative of a Covered Person). Caution is to be taken against making even casual remarks which might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts. Care should be exercised in discussing confidential matters in elevators, at restaurants or in other places where outsiders may be present or where unauthorized personnel could obtain confidential information they should not have. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should not be displayed in elevators or left in conference rooms, on desks or in other locations where they may be seen by outsiders or by unauthorized personnel.

          Trade Secrets.  All computer programs, investment methods and
          -------------
techniques, trade secrets and other confidential information developed, created or obtained by or with the assistance of any Covered Person during his or her relationship with TIP or FAI is the property of TIP or FAI and no Covered Person has or may exercise any ownership or other rights or interest in any such property or information. A Covered Person may not use any trade secrets, property or confidential information during the course of any future employment. Upon termination of a Covered Person's relationship with the TIP or FAI, such Covered Person should return to the FAI all confidential information and trade secrets.


II.  POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS OF INTEREST

     The purpose of these policies is to ensure that the interest of TIP and FAI, and those of foundations investing in TIP, come before what might, in any circumstances, be construed as a Covered Person's own individual interest or benefit outside TIP or FAI. Article II shall not apply to disinterested directors of the Fund.

     Conflict of interest, the potential for conflict, or even the appearance of such conflict is to be avoided. A Covered Person's decisions about the best interests of TIP and investors in TIP should not be compromised or appear to be compromised by his or her investments or other interests. Questions of proper business ethics and conflicts of interest are often difficult to discern and to resolve. If there is any question, a Covered Person should consult a senior officer of TIP or FAI for an interpretation of a situation before he or she acts.

     Outside Activity.  Covered Persons are encouraged to engage in worthy
     -----------------
activities for their community or personal development. Such activities, however, should not be allowed to impair the working efficiency or responsibilities of the individual. Covered Persons may from time to time be asked to serve as directors, advisors, or in other forms of participation in other companies or organizations. Because such commitments can involve substantial responsibilities and potential conflicts of interest or the

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appearance of such conflicts, Covered Persons should not accept such positions without the prior approval of a senior officer of TIP or FAI.

     Personal Finance.  In addition to the limitations regarding investment in
     ----------------
securities (see the following section), Covered Persons are prohibited from having a direct or indirect interest or investment in any dealer, broker or other current or prospective supplier of goods or services to TIP or FAI from which the Covered Person might materially benefit or appear to benefit as a consequence of TIP or FAI's activities with the entity. One gauge of materiality would arise if TIP or FAI's current or future activities with a given entity might materially affect the economic prospects of that entity.

     Generally, Covered Persons are expected to conduct their personal finances, tax returns and investments in a prudent manner to avoid potential embarrassment for TIP or FAI, as well as the potential for impairment of productivity because of emotional factors.

     Gifts and Entertainment.  No Covered Person should accept a substantial
     -----------------------
gift ($100 or more) or excessive entertainment from any dealer or broker, customer or vendor, or from any person or company seeking favor or business with TIP or FAI. The existence of this policy can be cited as the reason for refusing such gifts or entertainment. The above standards for the acceptance of substantial gifts or excessive entertainment apply with equal force to gifts and entertainment of others by Covered Persons, especially personnel of brokers and dealers.

     Acceptance of even nominal gifts and modest entertainment from dealers or brokers or others seeking favor from a Covered Person or the Group should be discouraged where possible. A gift is more than nominal and entertainment is more than modest if it might in any way influence the recipient, or appear to others that the recipient might be influenced in the conduct of any business with the donor.

III. POLICIES REGARDING TRANSACTIONS IN PUBLICLY TRADED SECURITIES

     This Article applies to all "Access Persons" of TIP and FAI. "Access Persons" means any director, officer, general partner, or Advisory Person of TIP. Advisory Person" of TIP means (i) any employee of TIP or FAI or any company in a control relationship with TIP (including, without limitation, employees of Money Managers for TIP) who, in connection with such employee's functions or duties for TIP, makes, participates in, or obtains information regarding the purchase or sale of a security by TIP, makes or participates in making of any recommendations with respect to such purchases or sales, or whose principal duties or function relates to the determination of recommendations to be made to the investment company, and (ii) any natural person in a control relationship to TIP (including, without limitation, any employee of a Money Manger of TIP) who obtains information concerning recommendations made to TIP with regard to the purchase or sale of a security.

     The Director of Compliance has determined that Access Persons have two different levels of access to the security holdings of TIP which is commensurate with their different responsibilities to TIP. Level One access code designation pertains to an Access Person who has daily access to the security holdings of TIP. Level Two access code designation pertains to an Access Person who does not have access to the security holdings of TIP on a daily basis, however, such Access Person does have access to security holdings within the 15 day period prior to or after TIP's fiscal quarter end. The Director of

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Compliance is responsible for designating different access codes for all Access
Persons.

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     Access Persons, excepting directors who are not "interested persons" of the
Fund, have different reporting requirements. Access Persons who are assigned Level One access codes must report their security purchases to the Director of Compliance before purchasing securities for their accounts. Level I Access Persons shall describe each intended transaction on a form and submit it for pre-approval by the Director of Compliance or his designated subordinate. Approval or disapproval will be given as quickly as possible. The form is available from the Director of Compliance and should be filled out to identify the security, amount and type of transaction. Access Persons who are assigned Level Two access codes do not have to pre-approve their security purchases, however, they must always report their security purchases on a quarterly basis. All Access Persons shall comply with the rules and regulations provided for herein according to the compliance reporting chart outlined in Appendix A.

     All Access Persons are required to arrange with the banks, brokers or dealers which will effect transactions covered by this policy to have confirmations or notices of all such Access Person's security transactions sent to the following address: Foundation Advisers, Inc., 2405 Ivy Road, Charlottesville, Virginia 22903; Attn: Esther L. Cash, Compliance Officer. In addition, all Access Persons shall within thirty days of their commencement of employment with TIP or FAI disclose in writing to the Director of Compliance all of their Security holdings in which they have any direct or indirect Beneficial Ownership.

     Excepting directors who are not "interested persons" of the Fund, every Access Person shall file a report with the Director of Compliance not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, listing all transactions in any security in which such Access Person has, or by reason of such transaction acquired, any direct or indirect "Beneficial ownership" in a security (such report shall not be construed as an admission by the person making such report that he or she has acquired any direct or indirect beneficial ownership in the security to which the report relates). All reports filed under this Article shall contain the following information:

1. The date of the transaction, the title and the number of shares, and principal amount of each security involved;

2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.   The price at which the transaction was effected; and

4. The name of the broker, dealer or bank with or through whom the transaction was effected.

        Notwithstanding the provisions of this Article, no Access Person shall be required to make a report with respect to the following:

1. Transactions effected for any account over which such person does not have any direct or indirect influence or control:

2. Transactions in securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open end investment companies;

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3.   If such person is not an "interested person" of the Fund within the meaning; of Section 2(a) (19) of the Act and would be required to make such a report solely by reason of being a director of the Fund, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund or its investment advisor;

4. Purchases or sales which are non-volitional on the part of the Access Person, such as Securities acquired as a result of a spin-off of an entity from a company whose Securities are owned by an Access Person, or the involuntary sale of Securities due to a merger or as the result of a company exercising a call provision on its outstanding debt;

5.   Purchases which are part of an automatic dividend reinvestment plan;

6. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

7. Where a report made would duplicate the information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisors Act of 1940 (the "Rules") (a copy of which is available from the Director of Compliance). This exception specifically applies to all Money Managers of TIP who are registered investment advisers and who have their own compliance requirements pursuant to these Rules;

8. Purchases or sales of securities which are not eligible for purchase or sale by TIP; and

9. Purchases or sales which receive the prior approval of the Director of Compliance or his or her designee because they are only remotely potentially harmful to TIP, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by TIP.

     The Director of Compliance shall identify all Access Persons who are under duty to make such reports and shall inform such persons of such duty. Further, the Director of Compliance shall be responsible for reviewing the reports filed pursuant to this Article III of the Code of Ethics, reporting to TIP's President any violation or apparent violation of this Code of Ethics and confirming with Access Persons at least annually that reports required hereby have been filed.

     On an annual basis, all Access Persons are required to certify in writing that they have read and understand the Code of Ethics and recognize that they are subject thereto. In addition, all such persons are required to certify annually that they have complied with the requirements of the Code and that they have reported all personal securities transactions required to be reported pursuant to the Code. If any Access Person has any questions pertaining to their responsibilities under the Code, they should discuss them with the Director of Compliance prior to completing their annual certification statement.

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The following definitions apply to this article:

     (i) a security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such recommendation.

     (ii) "Control" shall have the meaning set forth in Section 2(a)(9) of the Investment Company Act.

     (iii) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

     (iv) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" with the meaning of Section 2(a)(16) of the Investment Company Act, bankers acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as may be designated by the Board of Directors of TIP.

IV.  RECORDS

     The Director of Compliance or his designated compliance officer shall preserve in an easily accessible place:

     1. This Code of Ethics and any Code of Ethics which has been superseded by this Code of Ethics

     2. A list of persons who, within the preceding five years, were required to make reports pursuant to this Code of Ethics

     3. A copy of each report made pursuant to this Code of Ethics within the preceding five years; and

     4. A record of any violation of this Code of Ethics and any action taken thereon within the preceding five years.

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                                Code of Ethics

                         Annual Compliance Certificate



I, _____________________________, certify that I have received and read a copy of the Code of Ethics (the "Code") of The Tiff Investment Program, Inc. and Foundation Advisers, Inc. and agree to be bound by the Code. I further certify that no breach of this Code has occurred or is occurring and understand that any such breach of the Code is grounds for immediate dismissal for cause. I also certify that I have met all the reporting requirements of the Code.



__________________                   _________________________________
Date                                 Signature

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                     Proposed Transactions in Securities*


Employee:     _____________________________



 (P)urchase        Expected      Par       Security                    Broker/
 or (S)ell           Date       Value      Description      Price      Dealer
------------       ---------    -----      -----------      -----      ------



Covered Person Signature:  _________________________  Date:   _________________

Approved by:      __________________________
                      Director of Compliance

Confirmation Received: _____


* Note: Purchases and sales of securities of large, public mutual funds need not be reported.

                             Quarterly Summary of
                                 Transactions*


Employee:   _____________________________


(P)urchase      Expected       Par      Security                Broker/
 or (S)ell        Date        Value     Description    Price    Dealer
------------    --------     -------    -----------    -----    ------



Covered Person Signature:  __________________________  Date:_________________

Approved by:     __________________________
                     Director of Compliance

Confirmation Received: _____

 . Note: Purchases and sales of securities of large, public mutual funds need not be reported.

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

                                  APPENDIX A

                         TIFF INVESTMENT PROGRAM, INC.
                           FOUNDATION ADVISERS, INC.

-------------------------------------------------------------------------------------------------------------------
Covered Persons                              Level I Access Persons/1/           Level II Access Persons/1/
-------------------------------------------------------------------------------------------------------------------
David A. Salem                                            X
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Esther L. Cash                                                                                 X
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Meredith A. Shuwall                                       X
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Christine F. Riley                                                                             X
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Kerri C. White                                                                                 X
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Robert F. Seaner                                                                               X
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Elizabeth B. Davis                                                                             X
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-------------------------------------------------------------------------------------------------------------------

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


___________________________________
/1/ Level I Access Persons are required to obtain the approval of the Director of Compliance prior to effecting any personal security transactions. All Access Persons, except directors who are not "interested persons" of the Fund, are required to provide to the Director of Compliance the following: a) reports of all personal security transactions within 10 days of fiscal quarter end; b) the names of all brokerage accounts held by such person; and c) duplicate confirms of all personal security transactions. The report on personal security transactions shall include all securities except securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open end investment companies.

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